Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2021, with respect to the consolidated financial statements of Stagecoach Gas Services LLC incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Crestwood Equity Partners LP for the registration of 6,000,000 units of its common units.

/s/ Ernst & Young LLP

Houston, Texas

May 5, 2021